Exhibit 99.1

Investor Relations:		Press contacts:

Larry Cains	Carina Thate or Jason Thompson	Melissa Kivett
Assurant	Abernathy MacGregor Group	Assurant
212-859-7045	212-371-5999	212-859-7029
larry.cains@assurant.com	cct@abmac.com or jft@abmac.com	melissa.kivett@assurant.com

FOR IMMEDIATE RELEASE

Assurant, Inc. extends exchange offer deadline for 5.625% Senior Notes due 2014 and 6.750% Senior Notes due 2034 to June 15, 2004

New York, New York (June 10, 2004) - Assurant, Inc. (“Assurant”) (NYSE: AIZ) today announced that it has extended the expiration of its exchange offer from 5:00 p.m. (Eastern Daylight Time) on Monday, June 14, 2004 to 5:00 p.m. (Eastern Daylight Time) on Tuesday, June 15, 2004. Pursuant to the exchange offer, Assurant’s 5.625% Senior Notes due 2014 and 6.750% Senior Notes due 2034, which have been registered under the Securities Act of 1933, as amended (the “new notes”), are offered for exchange for the $500 million of outstanding 5.625% Senior Notes due 2014 (the “2014 notes”) and the $475 million of outstanding 6.750% Senior Notes due 2034 (the “2034 notes” and, together with the 2014 notes, the “old notes”), which were issued on February 18, 2004 in a transaction exempt from registration under the Securities Act of 1933, as amended. The exchange offer has been extended due to the declaration of June 11, 2004 as a Federal holiday in memory of President Ronald Reagan in order to allow the exchange offer to remain open for the required period of 20 business days.

As of 12:00 noon (Eastern Daylight Time) on June 10, 2004, approximately $168 million in aggregate principal amount of the 2014 notes (or approximately 34% of the 2014 notes) and approximately $239 million in aggregate principal amount of the 2034 notes (or approximately 50% of the 2034 notes) had been tendered pursuant to the exchange offer.

Except for the extension of the expiration date, all other terms, conditions and provisions of the exchange offer remain effective as of the date hereof.

Questions concerning the delivery of appropriate documentation and the old notes should be directed to the exchange agent, SunTrust Bank, attention B.A. Donaldson, Corporate Trust Department, at (404) 588-7266.

The old notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. The exchange offer is subject to all terms and conditions set forth in the Prospectus dated May 13, 2004.

About Assurant

Assurant is a premier provider of specialized insurance products and related services in North America and selected other markets. The four key business units — Assurant Employee Benefits; Assurant Health; Assurant Preneed; and Assurant Solutions — have partnered with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments in the U.S. and selected international markets. The Assurant business units provide creditor-placed homeowners insurance; manufactured housing homeowners insurance; debt protection administration; credit insurance; warranties and extended services contracts; individual health and small employer group health insurance; group dental insurance; group disability insurance; group life insurance; and pre-funded funeral insurance.

The company, which is traded on the New York Stock Exchange under the symbol AIZ, has approximately $24 billion in assets and $7 billion in annual revenue. Assurant has more than 12,000 employees and is headquartered in New York’s financial district.